Exhibit 99.1
FOR IMMEDIATE RELEASE
LINN ENERGY ANNOUNCES REVISED GUIDANCE AND REPORTS ON RECENT ACQUISITIONS
Pittsburgh, Pennsylvania, August 16, 2006 — Linn Energy, LLC (Nasdaq: LINE) today announced revised guidance for the third fiscal quarter of 2006 and for the full years 2006 and 2007. The estimates are provided under the heading “Revised Guidance Table” in this press release. In addition, the Company reported on its recently completed acquisitions of certain affiliated entities of Blacksand Energy, LLC (“Blacksand Assets”) and certain Mid-Continent assets of Kaiser-Francis Oil Company (“Kaiser Assets”).
On a combined basis, the acquisitions diversify the Company’s operations geographically across three producing basins and add footholds in California and the Mid-Continent to the Company’s established core area in Appalachia. The acquisitions should provide Linn Energy with further opportunities to consolidate long-lived properties across the United States. Additionally, the acquisitions result in a substantially more balanced mix between natural gas and oil reserves. Currently the reserves are 55%-65% natural gas, as compared to approximately 99% natural gas prior to the acquisitions.
The Blacksand Assets are located in the Los Angeles Basin in Orange County and represent one of the top 20 oil producers in the state of California, with current production from 255 wells in the Brea Olinda Field. Linn Energy’s estimate of proved reserves for the Blacksand Assets is approximately 31.3 MMBoe, which are 90% crude oil and 88% proved developed. Based on expected 2007 net production of approximately 2,000-2,250 barrels per day, the Blacksand Assets exhibit a reserve life index in excess of 39 years, with low natural decline rates of approximately 4% per year. Linn Energy receives approximately 79% of NYMEX pricing for the oil production, under a long-term contract with ConocoPhillips, and the Company recently hedged approximately 79% of its projected production to reflect this arrangement and effectively hedge approximately 100% of its expected revenue for the fourth quarter of 2006 and for 2007-2010.
The Blacksand Assets include a facility which converts the natural gas production into electricity to power the field. As a result, operating costs are expected to be low, at approximately $8.00-$9.00 per barrel. Excess electricity is sold onto the power grid, creating additional revenue of approximately $1 million per year. The facility also fractionates the natural gas into its components, of which propane is sold for approximately $1 million per year, and the remainder of the liquids is added to the oil production to increase its gravity and create a premium of approximately $1.75-$2.00 per barrel. Linn Energy’s forecasted drilling and development capital expenditure program for the Blacksand Assets, included in this press release, relates primarily to enhancement and optimization programs in the field. The Blacksand team has an average of 20 years of experience in the Brea Olinda Field and 30 years in the industry and will continue to operate the asset on our behalf. We believe they will play a critical role in assisting us in evaluating further acquisition opportunities in California.
The Kaiser Assets are located in North Central Oklahoma and include 129 operated wells and working and royalty interests in 599 additional producing wells. Linn Energy’s estimate of proved reserves for the Kaiser Assets is approximately 54.5 Bcfe, which are 84% natural gas and 43% proved developed. The Kaiser Assets exhibit a reserve life index in excess of 26 years, with low natural decline rates of approximately 6% per year. Linn Energy anticipates achieving significant increases in production through accelerated drilling and recompletions on the properties. We believe Kaiser-Francis Oil Company is one of the preeminent independent natural gas and oil operators in the United States, and it will operate the property on behalf of Linn Energy for the foreseeable future. The acquisition of the Kaiser Assets closed on Monday, August 14, 2006, and Linn Energy has not yet hedged any additional natural gas volumes attributable to this acquisition. The Company will continue to evaluate both the nature and term of hedging arrangements as a result of the Kaiser Assets acquisition.
Conference Call
As previously announced, management will host a teleconference call on Thursday, August 17, 2006 at 9:00 AM Eastern Time to discuss Linn Energy’s second quarter 2006 results and its outlook for the remainder of 2006 and the 2007 fiscal year. Prepared remarks by Michael C. Linn, Chairman, President and Chief Executive Officer, and Kolja Rockov, Executive Vice President and Chief Financial Officer, will be followed by a question and answer period.

Investors and analysts are invited to participate in the call by phone at (866) 578-5747 (Passcode: 36342498) or via the internet at www.linnenergy.com. A replay of the call will be available on the Company’s website or by phone at (888) 286-8010 (Passcode: 59836651) for a seven-day period following the call.
ABOUT LINN ENERGY
Linn Energy is an independent natural gas and oil company focused on the development and acquisition of long-lived properties which complement its asset profile in producing basins within the United States. More information about Linn Energy is available on the internet at www.linnenergy.com.

CONTACT:	Kolja Rockov, EVP & CFO Linn Energy, LLC 412-440-1479
This press release includes “forward-looking statements” within the meaning of the federal securities laws. All statements, other than statements of historical facts, included in this press release that address activities, events or developments that the Company expects, believes or anticipates will or may occur in the future are forward-looking statements. Without limiting the generality of the foregoing, forward-looking statements contained in this press release specifically include statements about the acquisitions and the expectations of plans, strategies, objectives and anticipated financial and operating results of the Company, including as to the Company’s drilling program, production, hedging activities, capital expenditure levels and other guidance included in this press release. These statements are based on certain assumptions made by the Company based on management’s experience and perception of historical trends, current conditions, anticipated future developments and other factors believed to be appropriate. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of the Company, which may cause actual results to differ materially from those implied or expressed by the forward-looking statements. These include risks relating to financial performance and results, availability of sufficient cash flow to pay distributions and execute our business plan, prices and demand for natural gas, our ability to replace reserves and efficiently develop our current reserves and other important factors that could cause actual results to differ materially from those projected as described in the Company’s reports filed with the Securities and Exchange Commission.
Any forward-looking statement speaks only as of the date on which such statement is made and the Company undertakes no obligation to correct or update any forward-looking statement, whether as a result of new information, future events or otherwise.
(Financial Summary Follows)

Linn Energy, LLC
Revised Guidance Table

	Q3 2006E			FY 2006E			FY 2007E
Net production
Appalachia (MMcfe) (1)	2,100	—	2,300	8,500	—	8,800	9,800	—	10,200
Oklahoma (MMcfe) (2)	160	—	180	650	—	720	2,300	—	2,800
California (MBoe) (2)	100	—	130	280	—	320	750	—	825

Total (MMcfe)	2,860	—	3,260	10,830	—	11,440	16,600	—	17,950

Average daily production (MMcfe/d)	31.1	—	35.4	29.7	—	31.3	45.5	—	49.2

Other revenue (3)	$600	—	$700	$2,400	—	$2,500	$2,800	—	$3,100

Percent hedged
Percent hedged (including puts) (4)	70%	—	79%	81%	—	85%	75%	—	81%
Percent hedged (excluding puts)	64%	—	73%	73%	—	77%	55%	—	59%

Expenses ($ in thousands)
Operating expenses:
LOE and other	$3,500	—	$4,000	$12,200	—	$12,600	$17,000	—	$17,500
Production taxes	1,100	—	1,400	4,200	—	4,600	5,400	—	5,700

Total operating expenses	$4,600	—	$5,400	$16,400	—	$17,200	$22,400	—	$23,200

General and administrative expenses (5)	$2,100	—	$2,300	$9,300	—	$9,800	$11,200	—	$11,500
Cash interest expense (6)	$9,800	—	$10,200	$28,000	—	$29,000	$30,000	—	$32,000

Drilling and development capital expenditures ($ in thousands) (7)
Appalachia	$9,700	—	$9,900	$38,500	—	$39,500	$40,000	—	$41,000
Oklahoma	900	—	1,000	2,200	—	2,600	9,800	—	10,100
California	700	—	800	1,800	—	2,200	4,400	—	4,700

Total	11,300	—	11,700	42,500	—	44,300	54,200	—	55,800

Appalachian drilling ($ in thousands)
Wells drilled		46			153			161
Average cost per operated well	$250	—	$260	$250	—	$260	$250	—	$260

Natural gas hedging summary (4)
Swaps:
Volume (MMMBtu)		1,845			7,412			7,168
Price ($/MMBtu)		$9.26			$9.26			$8.64
Puts:
Volume (MMMBtu)		184			730			2,336
Price ($/MMBtu)		$8.83			$8.83			$9.11
Total:
Volume (MMMBtu)		2,029			8,142			9,504
Price ($/MMBtu)		$9.23			$9.22			$8.75

Oil hedging summary (2) (8)
Swaps:
Volume (Bbls)		40,000			150,000			450,000
Price ($/Bbl)		$76.32			$77.32			$76.06
Puts:
Volume (Bbls)		—			36,000			200,000
Price ($/Bbl)		$—			$75.00			$75.00
Total:
Volume (Bbls)		40,000			186,000			650,000
Price ($/Bbl)		$76.32			$76.87			$75.73

Notes to Revised Guidance Table:

(1)	Linn Energy revised its 2006E guidance for Appalachian natural gas production downward by approximately 5%-10%, due to pipeline pressure issues which have existed throughout the basin this summer as a result of the unusually high levels of natural gas storage. The Company anticipates an alleviation of these issues during Q4 2006E but has also included some additional constraints in the forecast for 2007E natural gas production.

(2)	Amounts for Q3 2006E and FY 2006E reflect production for the partial periods beginning from August 1 for the Blacksand acquisition and September 1 for the Kaiser-Francis acquisition.

(3)	Includes sales of propane and electricity attributable to the Blacksand acquisition and natural gas marketing and other income.

(4)	Linn Energy’s natural gas production in Appalachia has a high Btu content, resulting in a premium to NYMEX natural gas prices. The Company hedges production based on Btu content.

(5)	The amount for FY 2006E includes approximately $1.1 million of one-time expenses related to the restatement of prior period financials during the second quarter of 2006 and excludes the first quarter of 2006 expense of approximately $2.0 million of one-time cash bonuses paid in connection with our IPO. Amounts for all periods exclude unit-based compensation, which represents primarily a non-cash charge based on equity-related compensation.

(6)	Assumes repayment of bridge facility on January 1, 2007 with proceeds from the sale of public or private equity securities. Management will be continually evaluating market conditions for a possible public or private offering of equity and/or debt securities, from which the Company would use proceeds to repay, in full, the bridge facility.

(7)	Represents capital expenditures associated with drilling activities in Appalachia and Oklahoma and production optimization and enhancement projects in California.

(8)	Oil production in California is sold at approximately 79% of NYMEX under a long-term contract with ConocoPhillips and also typically receives a premium of $1.75-$2.00 per barrel based on higher API gravity.
These estimates are meant to provide guidance only and are subject to revision as the operating environment of the Company changes.

Linn Energy, LLC
Revised Hedging Summary

	FY 2006E	FY 2007E	FY 2008E	FY 2009E	FY 2010E
Natural gas hedging summary (1)
Swaps:
Volume (MMMBtu)	7,412	7,168	8,464	6,205	—
Price ($/MMBtu)	$9.26	$8.64	$8.23	$7.56	$—
Puts:
Volume (MMMBtu)	730	2,336	2,013	—	—
Price ($/MMBtu)	$8.83	$9.11	$9.50	$—	$—
Total:
Volume (MMMBtu)	8,142	9,504	10,477	6,205	—
Price ($/MMBtu)	$9.22	$8.75	$8.47	$7.56	$—

Oil hedging summary (2)(3)
Swaps:
Volume (Bbls)	150,000	450,000	450,000	450,000	450,000
Price ($/Bbl)	$77.32	$76.06	$76.06	$76.06	$76.06
Puts:
Volume (Bbls)	36,000	200,000	200,000	200,000	200,000
Price ($/Bbl)	$75.00	$75.00	$75.00	$75.00	$75.00
Total:
Volume (Bbls)	186,000	650,000	650,000	650,000	650,000
Price ($/Bbl)	$76.87	$75.73	$75.73	$75.73	$75.73
Notes to Revised Hedging Summary:

(1)	Linn Energy’s natural gas production in Appalachia has a high Btu content, resulting in a premium to NYMEX natural gas prices. The Company hedges production based on Btu content.

(2)	Oil production in California is sold at approximately 79% of NYMEX under a long-term contract with ConocoPhillips and also typically receives a premium of $1.75-$2.00 per barrel based on higher API gravity.

(3)	The amount for FY 2006E reflects oil production for the partial period beginning from the closing of the Blacksand acquisition on August 1.